                                                                     EXHIBIT 2.1



                        ASSET PURCHASE AND SALE AGREEMENT

                                      AMONG

                             DUCOMMUN INCORPORATED,

                        DUCOMMUN ACQUISITION CORPORATION

                            JORDAN INDUSTRIES, INC.,

                                       AND

                        PARSONS PRECISION PRODUCTS, INC.

                                NOVEMBER 8, 1999

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----

ARTICLE I. CERTAIN DEFINITIONS...................................................1

ARTICLE II. PURCHASE AND SALE OF ASSETS..........................................6

         SECTION 2.2. ASSETS TO BE TRANSFERRED...................................6
         SECTION 2.3. OBTAINING CONSENTS.........................................7
         SECTION 2.4. OBTAINING PERMITS AND LICENSES.............................7
         SECTION 2.5. ASSUMED LIABILITIES AND OBLIGATIONS........................8
         SECTION 2.6. NO OTHER LIABILITIES OR OBLIGATIONS ASSUMED................8

ARTICLE III. THE CLOSING.........................................................9

         SECTION 3.1. PAYMENT TO PURCHASE PRICE..................................9
         SECTION 3.2. ADJUSTMENT TO PURCHASE PRICE...............................9
         SECTION 3.3. TIME AND PLACE............................................11
         SECTION 3.4. PAYMENT OF TAXES AND OTHER CHARGES........................11
         SECTION 3.5. THE SELLER'S DELIVERIES AT CLOSING........................11
         SECTION 3.6. THE BUYER'S DELIVERIES AT CLOSING.........................12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND JORDAN.............13

         SECTION 4.1. ORGANIZATION AND GOOD STANDING............................13
         SECTION 4.2. AUTHORIZATION.............................................13
         SECTION 4.3. SUBSIDIARIES..............................................13
         SECTION 4.4. FINANCIAL STATEMENTS......................................13
         SECTION 4.5. LICENSES AND PERMITS......................................14
         SECTION 4.6. OWNERSHIP AND CONDITION OF ACQUIRED ASSETS................14
         SECTION 4.7. ACCOUNTS RECEIVABLE.......................................15
         SECTION 4.8. INVENTORY.................................................15
         SECTION 4.9. BACKLOG...................................................15
         SECTION 4.10. ABSENCE OF UNDISCLOSED LIABILITIES.......................15
         SECTION 4.11. ABSENCE OF CERTAIN CHANGES...............................16
         SECTION 4.12. PROGRESS PAYMENTS........................................16
         SECTION 4.13. REAL PROPERTY............................................17
         SECTION 4.14. LETTERS OF CREDIT, BONDS, ETC............................17
         SECTION 4.15. CONSENTS AND APPROVALS...................................17
         SECTION 4.16. ACCOUNTING PRINCIPLES, POLICIES AND PROCEDURES...........18
         SECTION 4.17. ENVIRONMENTAL MATTERS....................................18
         SECTION 4.18. INTANGIBLE PERSONAL PROPERTY.............................19
         SECTION 4.19. LABOR AND EMPLOYMENT-RELATED AGREEMENTS..................19
         SECTION 4.20. EMPLOYEE BENEFIT PLANS; ERISA............................20
         SECTION 4.21. MATERIAL CONTRACTS AND RELATIONSHIPS.....................22
         SECTION 4.22. ABSENCE OF CERTAIN BUSINESS PRACTICES....................23
         SECTION 4.23. TRANSACTIONS WITH RELATED PARTIES........................23
         SECTION 4.24. COMPLIANCE WITH LAWS.....................................24
         SECTION 4.25. LITIGATION...............................................24
         SECTION 4.26. TAXES....................................................24
         SECTION 4.27. INSURANCE................................................25
         SECTION 4.28. NO POWERS OF ATTORNEY OR SURETYSHIPS.....................25

                                                                               Page
                                                                               ----
         SECTION 4.29. BROKERAGE FEES...........................................25
         SECTION 4.30. PRODUCT WARRANTY AND LIABILITY...........................25
         SECTION 4.31. BANKING FACILITIES.......................................26
         SECTION 4.32. YEAR 2000 ISSUES.........................................26
         SECTION 4.33. STANDARDS AND CERTIFICATIONS.............................26
         SECTION 4.34. DISCLOSURE...............................................27

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF DUCOMMUN...........................27

         SECTION 5.1. ORGANIZATION AND CORPORATE AUTHORITY......................27
         SECTION 5.2. CONSENTS AND APPROVALS....................................27
         SECTION 5.3. BROKERAGE FEES............................................28
         SECTION 5.4. SUFFICIENT FUNDS..........................................28

ARTICLE VI. COVENANTS OF THE PARTIES............................................28

         SECTION 6.1. CONDUCT OF BUSINESS.......................................28
         SECTION 6.2. FURTHER ASSURANCES........................................29
         SECTION 6.3. EMPLOYEES; BENEFIT PLANS; MULTIEMPLOYER PLANS.............29
         SECTION 6.4. NOTICE OF SALE............................................31
         SECTION 6.5. UNDERTAKINGS..............................................31
         SECTION 6.6. BOOKS AND RECORDS.........................................31
         SECTION 6.7. NO SOLICITATION...........................................31
         SECTION 6.8. AMENDMENT TO THE SELLER'S ARTICLES OF INCORPORATION.......31
         SECTION 6.9. FINANCIAL STATEMENTS......................................32
         SECTION 6.10. HART-SCOTT-RODINO FILING.................................32
         SECTION 6.11. REAL PROPERTY............................................32
         SECTION 6.12. TAX......................................................32

ARTICLE VII. CONDITIONS TO CLOSING..............................................33

         SECTION 7.1. CONDITIONS TO THE OBLIGATIONS OF THE BUYER TO EFFECT
                      THE TRANSACTIONS CONTEMPLATED HEREBY......................33
         SECTION 7.2. CONDITIONS TO THE OBLIGATIONS OF THE SELLER TO
                      EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY...............34
         SECTION 7.3. CONDITIONS TO THE OBLIGATIONS OF THE SELLER TO EACH
                      PART TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY.......34

ARTICLE VIII. CERTAIN AGREEMENTS AND UNDERSTANDINGS.............................34

         SECTION 8.1. AGREEMENT NOT TO COMPETE..................................34
         SECTION 8.2. RISK OF LOSS..............................................35

ARTICLE IX. INDEMNIFICATION.....................................................35

         SECTION 9.1. INDEMNIFICATION BY THE SELLER AND JORDAN..................35
         SECTION 9.2. INDEMNIFICATION BY THE BUYER..............................36
         SECTION 9.3. INDEMNIFICATION BY THE SELLER FOR TAX LIABILITIES.........37
         SECTION 9.4. INDEMNIFICATION FOR PRODUCT LIABILITY AND TORT CLAIMS.....37
         SECTION 9.5. CLAIMS FOR INDEMNIFICATION................................37
         SECTION 9.6. DEFENSED CLAIMS...........................................38
         SECTION 9.7. INTEREST..................................................38
         SECTION 9.8. MANNER OF INDEMNIFICATION.................................39
         SECTION 9.9. LIMITATIONS ON INDEMNIFICATION............................39

ARTICLE X. TERMINATION..........................................................40

         SECTION 10.1. TERMINATION..............................................40


                                                                               Page
                                                                               ----
ARTICLE XI. MISCELLANEOUS.......................................................40

         SECTION 11.1. NOTICES..................................................40
         SECTION 11.2. ASSIGNABILITY AND PARTIES IN INTEREST....................41
         SECTION 11.3. GOVERNING LAW............................................41
         SECTION 11.4. COUNTERPARTS.............................................41
         SECTION 11.5. COMPLETE AGREEMENT.......................................41
         SECTION 11.6. MODIFICATIONS, AMENDMENTS AND WAIVERS....................42
         SECTION 11.7. DUE DILIGENCE INVESTIGATION; KNOWLEDGE...................42
         SECTION 11.8. EXPENSES.................................................42
         SECTION 11.9. LIMIT ON INTEREST........................................42
         SECTION 11.10. ATTORNEYS' FEES AND COSTS...............................42
         SECTION 11.11. FURTHER ASSURANCES......................................42
         SECTION 11.12. CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT......42
         SECTION 11.13. ARBITRATION.............................................43

                               INDEX OF SCHEDULES


Schedule                                      Description
--------                                      -----------
2.2(a)...................................     Real Property
2.2(b)...................................     Equipment
2.2(c)...................................     Inventory
2.2(d)...................................     Contracts
2.2(e)...................................     Accounts Receivable
4.6(a)...................................     Liens
4.9......................................     Backlog
4.11.....................................     Certain Changes
4.12.....................................     Progress Payments
4.13.....................................     Real Property
4.14.....................................     Letters of Credit, Bonds, Etc.
4.16.....................................     Accounting Principles, Policies and Procedures
4.17.....................................     Environmental Matters
4.18.....................................     Intangible Personal Property
4.19.....................................     Employment-Related Agreements
4.20.....................................     Employee Benefit Plans
4.21.....................................     Material Contracts
4.23.....................................     Related Party Transactions
4.24.....................................     Compliance With Laws
4.25.....................................     Litigation
4.26.....................................     Taxes
4.27.....................................     Insurance
4.28.....................................     Powers of Attorney
4.31.....................................     Banking Facilities
4.32.....................................     Year 2000
8.1......................................     Business as Currently Conducted
3.1(d)...................................     Purchase Price Allocation (Form 8594)
3.5(g)...................................     Seller's Counsel Opinion
3.5(i)...................................     Standard Employment Letter, Employment Application
                                              and Arbitration Agreement

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into as of November 8, 1999 by and among Ducommun Incorporated, a Delaware corporation ("DUCOMMUN") and Ducommun Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Ducommun ("BUYER") on the one hand, and Jordan Industries, Inc., an Illinois corporation ("JORDAN"), and Parsons Precision Products, Inc., a Kansas corporation and a majority owned indirect subsidiary of Jordan ("SELLER"), on the other.

                                 R E C I T A L S

         A. Jordan indirectly owns eighty-five percent (85%) of the shares of outstanding common stock of the Seller, and one hundred percent (100%) of the shares of outstanding preferred stock of the Seller.

         B. The Seller owns and operates a manufacturing and sales business specializing in the hot forming, fabrication, welding, CNC machining and assembly of titanium, inconel, stainless steel, and tool steels for the manufacture of aviation parts and equipment, such business located at 3333 Main Street, P.O. Box 320, Parsons, Kansas 67357.

         C. The Seller desires to sell, assign, transfer and convey to the Buyer and Buyer desires to purchase, acquire and accept from the Seller the assets, properties and rights described herein and to assume from the Seller the liabilities described herein.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated below:

         "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 4.7

         "ACQUIRED ASSETS" shall have the meaning set forth in Section 2.2.

         "AFFILIATE" shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person.

         "AFFILIATED PARTIES" shall have the meaning set forth in Section 9.1.

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.5.

         "AUDITED FINANCIALS" shall have the meaning set forth in Section 6.9.

         "BALANCE SHEET DATE" shall have the meaning set forth in Section
4.4(a).

         "BOOKS AND RECORDS" shall have the meaning set forth in Section 2.2(j).

         "BUSINESS" shall mean the business and operations of the Seller as previously conducted and as conducted through the Closing Date.

         "BUYER" shall have the meaning set forth in the Recitals.

         "CERCLA" shall have the meaning set forth within the definition of "Environmental Protection Laws."

         "CLOSING" shall have the meaning set forth in Section 3.3.

         "CLOSING BALANCE SHEET" shall have the meaning set forth in Section 3.2(a)(i).

         "CLOSING DATE" shall have the meaning set forth in Section 3.3.

         "COBRA" shall have the meaning set forth in Section 6.3(d).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPUTER SYSTEMS" shall have the meaning set forth in Section 4.32.

         "CONTINUING EMPLOYEES" shall have the meaning set forth in Section 6.3(a).

         "CONTRACTS" shall have the meaning set forth in Section 2.2(d).

         "CURRENT LIABILITIES" shall have the meaning set forth in Section 2.5.

         "DEBT" shall have the meaning set forth in Section 2.6.

         "DUCOMMUN" shall have the meaning set forth in the Preamble.

         "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 4.20.

         "EMPLOYMENT-RELATED AGREEMENTS" shall mean (i) any employment, consulting, collective bargaining or similar agreement, whether written or oral, to which the Seller is a party or by which it is bound, (ii) any plan, agreement or arrangement sponsored by or contributed to by the Seller, including, without limitation, any life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, profit sharing, stock purchase, stock option, holiday, vacation, personal leave, severance pay, sick pay, sick leave, disability, educational assistance, employee discount, tuition refund, service award, company car, scholarship, relocation, fringe benefit, severance contracts, supplemental, pension arrangements, and other policies, practices or commitments, whether written or unwritten, providing employee or executive compensation or benefits to employees of the Seller, (iii) any employee welfare benefit plan or employee pension benefit plan as defined in Section 3 of ERISA, and (iv) any arrangement or understanding for the payment of post-retirement benefits.

         "ENVIRONMENTAL PROTECTION LAWS" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances or (ii) pollution or protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); the Safe Drinking Water Act (14 U.S.C. Section 1401 et seq.); the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.); the Clean Air Act (42 U.S.C. Section 7401 et seq.); the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001-11005, 11021-11023, and
11041-11050); and all comparable Kansas state laws; in each case including the regulations promulgated thereunder and as supplemented or amended from time to time.

         "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

         "EQUIPMENT" shall have the meaning set forth in Section 2.2(b).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "EXCHANGE ACT" shall have the meaning set forth in Section 5.2.

         "FAR" shall mean the Federal Acquisition Regulations.

         "FINANCIALS" shall have the meaning set forth in Section 4.4(a).

         "GAAP" shall mean generally accepted accounting principles as in effect at the time in question.

         "GRANT DEED" shall have the meaning set forth in Section 3.5(a).

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 9.5.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 9.5.

         "INDEPENDENT ACCOUNTING FIRM" shall have the meaning set forth in
Section 3.2(a)(ii).

         "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in
Section 2.2(h).

         "INVENTORY" shall have the meaning set forth in Section 2.2(c).

         "IRS" shall mean the Internal Revenue Service, or any successor agency thereto.

         "JORDAN" shall have the meaning set forth in the Preamble.

         "LICENSES" shall have the meaning set forth in Section 2.2(h).

         "LIENS" shall have the meaning set forth in Section 4.6(a).

         "MATERIAL CONTRACTS" shall have the meaning set forth in Section
4.21(a).

         "MIDWEST TOOLS PAYABLES" shall have the meaning set forth in Section
2.6.

         "MOST RECENT BALANCE SHEET" shall have the meaning set forth in Section 4.4(a).

         "PCB" shall mean polychlorinated biphenyls.

         "PERMITTED ENCUMBRANCES" shall have the meaning set forth in Section 4.6(a).

         "PERSON" shall mean any natural person or any corporation, partnership, joint venture or other entity.

         "PRIME RATE" shall mean the reference rate as reported by Bank of America NT&SA.

         "PRODUCT LIABILITY CLAIM" shall have the meaning set forth in Section 9.4.

         "PURCHASE PRICE" shall have the meaning set forth in Section 3.1(a).

         "PURCHASE PRICE DECREASE" shall have the meaning set forth in Section 3.2(b).

         "PURCHASE PRICE INCREASE" shall have the meaning set forth in Section 3.2(c).

         "RCRA" shall have the meaning set forth within the definition of "Environmental Protection Laws."

         "REAL PROPERTY" shall have the meaning set forth in Section 2.2(a).

         "REGULATED SUBSTANCE" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "POLLUTANT OR CONTAMINANT" or "HAZARDOUS SUBSTANCE" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), PCBs, infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

         "RELATED PARTIES" shall have the meaning set forth in Section 4.21(v).

         "SELF-FUNDED PLANS" shall have the meaning set forth in Section 6.3(d).

         "SELLER" shall have the meaning set forth in the Preamble.

         "TANGIBLE BOOK VALUE" shall mean, as of a given date, the aggregate carrying value of the tangible Acquired Assets (excluding goodwill and other intangibles) as of such date, minus the Current Liabilities as of such date, in each case determined in accordance with GAAP applied consistently with prior periods.

         "TAX" or "TAXES" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

         "TAX RETURN" shall mean any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

         "TRANSACTIONS" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

         "VEBA" shall have the meaning set forth in Section 6.3(d).

         "WARN ACT" shall mean the Worker Adjustment and Retraining Notification Act, as amended.

         "YEAR 2000 COMPLIANT" shall have the meaning set forth in Section 4.32.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         SECTION 2.1 [RESERVED]

         SECTION 2.2 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to all of the properties and assets, exclusive of cash, owned by the Seller or used by the Seller in connection with the Business, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (collectively, the "ACQUIRED ASSETS"), including, but not limited to the following:

         (a) all Real Property owned, leased or otherwise utilized in connection with the Business by Seller ("REAL PROPERTY), including, but not limited to, the Real Property listed on Schedule 2.2(a);

         (b) all fixtures, furnishings, furniture, office supplies, tools, motor vehicles, trailers, machinery, equipment and other fixed assets owned or leased by the Seller, located upon or affixed to any of the Real Property or used in the operation of the Business (collectively, the "EQUIPMENT"), including, but not limited to, the Equipment listed on Schedule 2.2(b);

         (c) all inventories, including but not limited to, finished goods, work-in-progress, parts, supplies and raw materials (the "INVENTORY"), and including, but not limited to, the Inventory listed on Schedule 2.2(c);

         (d) those certain contracts, purchase orders, agreements, leases, arrangements and/or commitments that relate to the Business and including those listed in paragraphs 1 through 6 on Schedule 4.21(a) (the "CONTRACTS"), but excluding any Contracts with Midwest Tool or any Related Parties;

         (e) all accounts receivable and other rights to payment of money and all rights in any returned, reclaimed and repossessed goods, together with all rights, claims, titles, securities, security interests, liens and guaranties evidencing, securing, guaranteeing payment of, relating to or otherwise with respect to such accounts receivable and rights, including any rights to stoppage in transit, replevin, reclamation and resale, including, but not limited to, the Accounts Receivable listed on Schedule 2.2(e) to the extent not collected prior to the Closing;

         (f) all right, title and interest of the Seller in, to and under all unfilled purchase orders accepted by Seller as of the Closing Date, together with all of the Seller's rights, if any, under purchase orders not yet accepted by the Seller as of the Closing Date;

         (g) except as provided in Schedule 2.2(g), all chattel paper, drafts, surety bonds, insurance policies, insurance proceeds, insurance refunds, insurance dividends, and all rights to insurance proceeds, refunds and dividends, under any insurance policies existing on or prior to the Closing Date;

         (h) all of the Seller's intangible assets, including without limitation processes, designs, inventions, trade secrets, computer programs, formulae, customer lists, contractors' and manufacturers' warranties, licenses and permits (to the extent the same can be assigned) respecting any and all Real Property and personal property to be acquired hereunder, all trademarks, trade names, logos and service marks (whether or not registered), copyrights (including common law rights) and patents owned by the Seller, and any pending applications, registrations, extensions and renewals for any of the foregoing, all additions to any of the foregoing acquired from the date hereof through the Closing Date and all licenses or similar agreements or arrangements ("LICENSES") with respect to the foregoing to which the Seller is a party either as a licensee or licensor (collectively "INTANGIBLE PERSONAL PROPERTY");

         (i) except as provided in Schedule 2.2(i), all deposits and prepaid expenses;

         (j) all business and financial records, computer hardware and software, promotional and advertising lists, telephone, telecopy and fax numbers, files, books, engineering manuals and documents relating to the Acquired Assets or the Business (the "BOOKS AND RECORDS");

         (k) all cash in Seller's bank accounts as at Closing; and

         (l) all goodwill and going concern value attributable to the Business.

         SECTION 2.3 OBTAINING CONSENTS. The Seller shall not sell, assign, transfer or convey to the Buyer any of its rights and obligations in and to any of the Acquired Assets without first obtaining all approvals, consents or waivers necessary to effect such sale, assignment, transfer or conveyance, unless such requirement is waived in a writing executed by Buyer. The Seller shall use its commercially reasonable best efforts to obtain all necessary approvals, consents or waivers necessary to sell, assign, transfer or convey the Acquired Assets to the Buyer prior to the Closing; provided, that in obtaining such consents, the Seller shall not, without the Buyer's prior written consent, agree or enter into any material modification or amendment to any contract, lease or other agreement relating to any of the Acquired Assets.

         SECTION 2.4 OBTAINING PERMITS AND LICENSES. The Buyer shall be responsible for obtaining all permits and licenses required by any governmental agency with respect to the Business or the Acquired Assets after the Closing. The Seller will cooperate reasonably with the Buyer in obtaining or transferring such permits and licenses.

         SECTION 2.5 ASSUMED LIABILITIES AND OBLIGATIONS. At the Closing, the Buyer shall assume and shall thereafter pay, discharge and perform in the ordinary course and without enlarging the rights of any third party, and Ducommun hereby agrees with Seller that Ducommun will cause the Buyer to assume and pay, discharge and perform in the ordinary course (i) the trade payables and accrued expenses of Seller in each case as incurred in the ordinary course consistent with past practice and as shown on the Closing Balance Sheet, minus the amount of the Midwest Tool Payables (the "CURRENT LIABILITIES") and (ii) the obligations of the Seller existing on and arising after the Closing Date under each of the Contracts listed in paragraphs 1 through 6 on Schedule 2.5 (other than any obligations or liabilities arising from or relating to any breach of contract, tort or violation of law prior to the Closing Date) (collectively with the Current Liabilities, the "ASSUMED LIABILITIES").

         SECTION 2.6 NO OTHER LIABILITIES OR OBLIGATIONS ASSUMED. The Buyer does not assume and shall not be liable for any liabilities, indebtedness or obligations of the Seller or the Business other than the Assumed Liabilities. Notwithstanding any other provisions of this Agreement, the Buyer shall not assume, and the Assumed Liabilities shall not include, (i) any liability or obligation of the Seller or Jordan in connection with this Agreement or the Transactions, including, without limitation, attorneys', accountants', investment bankers' and consultants fees and expenses pertaining to the performance by the Seller or Jordan of its or their obligations hereunder, (ii) except as provided in Section 3.2(e) hereof, any liability or obligation of the Seller or Jordan for Taxes, whether relating to periods before or after the date of this Agreement, or whether incurred by the Seller or Jordan in connection with this Agreement, the Transactions or the Business, (iii) any liability or obligation of the Seller under any guarantee or any agreement to provide indemnification to any other Person, (iv) any liability or obligation of the Seller arising from or relating to any Employment-Related Agreement except for vacation, holiday and sick pay to the extent accrued on the Closing Balance Sheet, (v) any liability or obligation to any shareholder or former shareholder of the Seller; (vi) indebtedness, capital leases, and all other obligations and liabilities of the Seller to any bank or other lender ("DEBT") except (subject to Seller obtaining consent prior to Closing) for the obligations under the Loan Agreement and Promissory Note, dated March 3, 1997 between the Kansas Department of Commerce and Housing, Business Development Division and the Seller, or (vii) all obligations and liabilities of the Seller or the Business to Midwest Tool Supply Company, Inc. (the "MIDWEST TOOL Payables"). The assumption of the Assumed Liabilities by the Buyer hereunder and the agreement by Ducommun to cause the Buyer to assume and pay the Assumed Liabilities shall not in any respect enlarge any rights of third parties under contracts or arrangements with the Buyer or the Seller and nothing herein shall prevent any party from contesting in good faith any of the Assumed Liabilities with any third party.

                                   ARTICLE III

                                   THE CLOSING

         SECTION 3.1 PAYMENT OF PURCHASE PRICE.

         (a) In full consideration of the sale, transfer, assignment, conveyance and delivery of the Acquired Assets and the assumption of the Assumed Liabilities, and subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller at the Closing a purchase price of Twenty-Two Million Dollars ($22,000,000) (the "PURCHASE PRICE"), subject to such additions or subtractions as provided in Sections 3.1(b) and 3.2.

         (b) The Purchase Price payable at Closing shall be reduced by the amount of any Debt or any other debt or capital leases if assumed by Buyer at Closing (not including Current Liabilities).

         (c) In full payment of the Purchase Price, at the Closing the Buyer shall pay the Purchase Price (as adjusted pursuant to Section 3.1(b)) to the Seller by bank wire transfer to an account or accounts as designated by the Seller at least three (3) business days prior to Closing.

         (d) For federal income tax purposes, the parties agree that the Purchase Price is to be allocated to the Acquired Assets based on the Closing Balance Sheet (including any residual allocation to purchase I.R.C. Section 197 intangible assets) and as set forth on the Form 8594, attached hereto as Exhibit 3.1(d). The parties agree to adjust such allocation and said form, if necessary, to reflect any changes to the Closing Balance Sheet pursuant to Section 3.2(a) and to file said form thereafter when due. The parties agree to report the transactions contemplated by this Agreement consistently with such allocation (subject to any required adjustments) and to take no position in any examination, claim for refund, or any contest (administrative or judicial) of any adjustment to any return that is inconsistent with such allocation (subject to any required adjustments).

         SECTION 3.2 ADJUSTMENT TO PURCHASE PRICE.

         (a) Closing Balance Sheet.

             (i) At least three (3) business days prior to the Closing, the Seller shall prepare and deliver to the Buyer an estimated balance sheet of the Seller as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the accounting principles, policies and procedures utilized in the preparation of the audited Financial Statements of the Seller for the year ending December 31, 1998 and shall not include (A) cash (except to the extent provided in Section 2.2(k)), (B) Debt and any liability other than the Assumed Liabilities except that the Loan Agreement and Promissory Note, dated March 3, 1997 between the Kansas Department of Commerce & Housing, Business Development Division and Seller, shall be accrued as a liability in the amount of (subject to Seller obtaining consent prior to Closing) $30,000 on the Closing Balance Sheet, and (C) any amount in respect of goodwill, research, development, consulting, software development or other intangibles. Following completion of the Closing Balance Sheet, the Buyer shall have the right to review the Closing Balance Sheet and the underlying financial records and work papers pertaining thereto. The Closing Balance Sheet shall be final and binding for purposes of determining total

     Tangible Book Value of the Seller as of the Closing Date, unless the Buyer shall provide written notice to the Seller of any disagreement with any values or amounts set forth in the Closing Balance Sheet within 60 days after the Closing Date. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

             (ii) If the Seller and the Buyer are unable to resolve any such disagreement with respect to the Closing Balance Sheet within 30 days after receipt by the Seller of the notice referred to in Section 3.2(a)(i), the disagreement shall be submitted for final determination to a "Big Five" accounting firm mutually acceptable to the Seller and the Buyer (the "INDEPENDENT ACCOUNTING FIRM"). The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Seller and the Buyer but shall not conduct an independent audit. The Independent Accounting Firm shall render its determination on the matter within 90 days of its submission by the Seller and the Buyer, and such determination shall be final, conclusive and binding upon the Buyer and the Seller.

             (iii) The fees and expenses of the Independent Accounting Firm shall be paid equally by the Buyer on the one hand and Seller on the other hand.

         (b) The Purchase Price shall be decreased (the "PURCHASE PRICE DECREASE") by the sum of (i) the amount, if any, by which Tangible Book Value as of the Closing Date is less than $6,844,000 and (ii) the amount of any Debt appearing on the Closing Balance Sheet which is assumed by the Buyer,, other than such as are included as Assumed Liabilities.

         (c) The Purchase Price shall be increased (the "PURCHASE PRICE INCREASE") by the amount, if any, equal to the lesser of: (i) the amount by which Tangible Book Value as of the Closing Date is more than $6,844,000 or (ii) $250,000.

         (d) Promptly following the date upon which an adjustment to Tangible Book Value is mutually agreed upon by the Seller and the Buyer or determined pursuant to Section 3.2(a), but not later than ten (10) business days after such date, the Buyer shall pay to the Seller the Purchase Price Increase or the Seller shall pay to the Buyer the Purchase Price Decrease, as applicable.

         (e) On the Closing Balance Sheet, the following items of income and expense shall be prorated between the Seller and the Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date in accordance with GAAP, unless otherwise specifically stated in this Agreement:

             (i) General and special real and personal property Taxes and assessments imposed on the real and personal property being purchased by the Buyer or imposed on real or personal property under any Leases assigned to the Buyer which are either not yet payable at the Closing Date or which have been prepaid at the Closing Date, and special district levies which are Liens but not due or which have been prepaid at the Closing Date; and

             (ii) Any power charges, utility charges, telephone charges or other communication charges either due or prepaid at the Closing Date.

         SECTION 3.3 TIME AND PLACE. The closing with respect to the Transactions (the "Closing") shall take place at such location as may be agreed by the parties at 10:00 a.m. local time on November 8, 1999 or such other time and date as may be agreed by the parties (the "CLOSING DATE"), but in no event later than November 30, 1999.

         SECTION 3.4 PAYMENT OF TAXES AND OTHER CHARGES. At the Closing, the Seller shall pay, and from the Closing Date shall be responsible for, all real property transfer, sales, value added, use, documentary stamp, recording charges and other Taxes imposed by any governmental entity in connection with the transfer of the Acquired Assets. Each of the Buyer, Jordan and the Seller shall prepare and file, and shall fully cooperate with the other parties with respect to such preparation and filing of, any returns and other filings relating to any such Taxes, fees, charges, or transfers, as may be required.

         SECTION 3.5 THE SELLER'S DELIVERIES AT CLOSING. At the Closing, the Seller will deliver, or cause to be delivered, to the Buyer the following:

         (a) a grant deed with respect to all Real Property (the "GRANT DEED") in proper form for recording;

         (b) an ALTA title insurance policy with respect to the Real Property in the amount of $3,000,000 in form satisfactory to Buyer;

         (c) duly executed assignments of all Contracts in form satisfactory to the Buyer;

         (d) duly executed consents to assignment of Contracts from the customers listed on Schedule 4.15;

         (e) a duly executed bill of sale with respect to the Equipment, Inventory, Books and Records and the other Acquired Assets in form satisfactory to the Buyer;

         (f) a notice to each of the parties under the Contracts required pursuant to Section 6.4;

         (g) an opinion of Sonnenschein Nath & Rosenthal, counsel to the Seller, as to the matters set forth in Exhibit 3.5(g) hereto, in form and substance satisfactory to the Buyer and its counsel;

         (h) original certificates of title with respect to the Equipment, including without limitation, any motor vehicles, duly endorsed by the Seller to the Buyer;

         (i) Buyer's standard form of employment letter, employment application and arbitration agreement, in the form of Exhibit 3.5(i), executed by all employees of Seller;

         (j) a certificate dated the Closing Date and executed by the President and Secretary of Seller and Jordan representing and warranting to Buyer and Ducommun that each of the representations and warranties and each of the covenants made by Seller and/or Jordan and contained in this Agreement were accurate and complete in all respects as of the date of this Agreement and are accurate and complete in all respects as of the Closing Date as if made on the Closing Date; and

         (k) all other documents, instruments and writings reasonably requested by the Buyer to be delivered by the Seller at or prior to the Closing.

         SECTION 3.6 THE BUYER'S DELIVERIES AT CLOSING. At the Closing, the Buyer and Ducommun will deliver, or cause to be delivered, to the Seller the following:

         (a) the Purchase Price;

         (b) a duly executed assumption agreement of all Contracts assigned to the Buyer that require the Buyer's assumption of the obligations thereunder in form satisfactory to the Seller;

         (c) an assumption and assignment agreement in connection with all other Assumed Liabilities to be assumed by the Buyer pursuant to Section 2.6 hereof in form satisfactory to the Seller;

         (d) a certificate dated the Closing Date and executed by the President and Secretary of Buyer and Ducommun representing and warranting to Seller that each of the representations and warranties and each of the covenants made by Buyer and/or Ducommun and contained in this Agreement were accurate and complete in all respects as of the date of this Agreement and are accurate and complete in all respects as of the Closing Date as if made on the Closing Date; and

         (e) all other documents, instruments and writings reasonably requested by the Seller to be delivered by the Buyer at or prior to the Closing.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              THE SELLER AND JORDAN

         The Seller and Jordan hereby jointly and severally represent and warrant to each of Ducommun and the Buyer that:

         SECTION 4.1 ORGANIZATION AND GOOD STANDING. The Seller and Jordan are each corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and the Seller and Jordan are each duly qualified or authorized to do business in each jurisdiction in which such qualification or authorization is required, unless failure to be so qualified would not have a material adverse affect on the Business.

         SECTION 4.2 AUTHORIZATION. Each of the Seller and Jordan have full power and authority to enter into this Agreement and to perform its or their obligations under this Agreement and to consummate the Transactions. This Agreement and all other agreements or instruments herein contemplated to be executed by the Seller, or to the extent it is a party thereto, Jordan, are the valid and binding agreements of the Seller and Jordan, enforceable against each of them in accordance with their respective terms. Jordan owns indirectly Eighty-Five Percent (85%) of the outstanding common stock of Seller and One Hundred Percent (100%) of the outstanding preferred stock of Seller.

         SECTION 4.3 SUBSIDIARIES. The Seller does not have any subsidiaries or any other equity interest in any corporation, partnership or similar entity.

         SECTION 4.4 FINANCIAL STATEMENTS.

         (a) Seller has delivered to Buyer the following financial statements of the Seller (collectively, the "FINANCIALS"): (a) audited balance sheets and statements of operations, changes in stockholders' equity and cash flows, and notes thereto as of and for the fiscal year ended December 31, 1998, (b) unaudited balance sheets and statements of operations, changes in stockholders' equity and cash flows, and notes thereto as of and for the fiscal year ended for the years ended December 31, 1997 and December 31, 1996 and (c) the unaudited balance sheet (the "MOST RECENT BALANCE SHEET") and statements of operations, changes in stockholders' equity and cash flows for the nine months ended September 30, 1999 (the "BALANCE SHEET DATE"). The Financials have been prepared in accordance with GAAP consistently applied with prior periods, are complete and correct and fairly present the financial condition and results of operations of the Seller as of the dates and for the periods indicated thereon, and contain and reflect adequate reserves for all liabilities and obligations of any nature, whether absolute, contingent or otherwise consistent with past practices, except for reserves not required to be maintained under GAAP and subject in the case of unaudited financials covering interim periods to year end audit adjustments, the net effect of which shall not be material in nature or amount. The books of account of the Seller as they relate to the Financials have been maintained in all material respects in accordance with sound business practices, and there have been no material transactions involving the Seller that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

         (b) The Financials have been prepared from, and are consistent with, the accounting books and records of Seller. There are no material transactions, agreements or accounts that have not been properly reflected in the Financials and recorded in the accounting books and records of Seller underlying the Financials. All transactions with Related Parties, including, but not limited to, sales, purchases, loans, transfers, leasing arrangements, guarantees and amounts receivable from or payable to Related Parties, have been properly reflected in the Financials and recorded in the accounting books and records of Seller. For purposes of the Financials, revenue, including sales under fixed price contracts, has been recognized upon shipment of products, and not on the percentage completion method or any other method. The Financials reflect all costs and expenses incurred in connection with the Business of the Company throughout the respective periods covered. The Financials contain and reflect the establishment and inclusion in the balance sheets, and in cost of goods sold or operating expense, for the respective periods covered of all appropriate accruals and reserves affecting the carrying value of the assets and liabilities of the Company. Liabilities for amounts unpaid to suppliers are recorded for all items included in inventories at each of the respective balance sheet dates of the Financials, and all quantities billed to customers at those dates are excluded from the inventory balances. Adequate provision has been made in the Financials for all anticipated losses on contracts, including contracts on which work has not started. Except for the liabilities reflected in the Financials or as otherwise specifically disclosed in Schedules to this Agreement, there are no other liabilities, obligations or gain or loss contingencies that would be required by GAAP to be accrued or disclosed in notes to the Financials. The Financials do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business.

         SECTION 4.5 LICENSES AND PERMITS. The Seller is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties. The Seller is in material compliance with all such licenses, permits and qualifications.

         SECTION 4.6 OWNERSHIP AND CONDITION OF ACQUIRED ASSETS .

         (a) The Seller is the lawful owner of or has the right to use and transfer to the Buyer each of the Acquired Assets and has good title to the Acquired Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses, easements, encumbrances and claims of any kind or nature whatsoever, direct or indirect, accrued, absolute, contingent or otherwise (collectively "LIENS") except (i) for any of the foregoing disclosed in Schedule 4.6(a) attached hereto, and (ii) easements, covenants, rights of way and other similar restrictions of record ("PERMITTED Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Acquired Assets in the Buyer, free and clear of all Liens except for the Permitted Encumbrances. The Acquired Assets to be acquired at the Closing constitute all of the real, personal, and mixed assets, both tangible and intangible, that are presently used, held for use or otherwise relate to the Business.

         (b) To the Seller's and Jordan's knowledge and except as set forth on
Schedule 4.6(b), all of the Acquired Assets are in good operating condition and sufficient to carry on the Business in the normal course as it is presently conducted and are free from material defects, whether patent or latent, subject to normal wear and tear. The Computer Systems are, and with ordinary maintenance will continue to be after Closing, adequate and sufficient in all respects, without upgrade or new implementations, to conduct the Business in the normal course as it is presently conducted.

         SECTION 4.7 ACCOUNTS RECEIVABLE. All accounts receivable of Seller that are reflected on the Most Recent Balance Sheet or on the accounting records of Seller as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Each of the Accounts Receivable either has been or will be collected in full, without any set-off. Except as set forth on Schedule 4.7, there is no contest, claim, or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         SECTION 4.8 INVENTORY. All inventory of Seller that is reflected on the Most Recent Balance Sheet or on the accounting records of Seller as of the Closing Date is based on a physical count and is stated at the lower of cost or market, cost being determined on the actual cost basis. All obsolete, excess and unusable inventory is written off at the earlier of (i) the completion of the contract or purchase order for which such inventory was purchased or built, or
(ii) when identified as such during the monthly review process of the Seller. No reserves are maintained for obsolescence or shrinkage of inventory. The Inventory consists of finished goods, raw materials and work in process inventory purchased or built by Seller only in support of firm customer backlog.

         SECTION 4.9 BACKLOG. On the Balance Sheet Date, the firm customer backlog of the Seller was $16,638,063. Schedule 4.9 sets forth a complete and correct listing of the amount of firm customer backlog by customer, and calendar year of scheduled delivery. As used in this Agreement, "FIRM CUSTOMER BACKLOG" means purchase orders or contracts from customers with fixed prices, fixed quantities and fixed delivery dates. Except as set forth on Schedule 4.9, since the Balance Sheet Date, the Seller has not received any written notification from any customer that any of such firm customer backlog may be canceled, rescheduled beyond two months or revised by an amount in excess of $25,000.

         SECTION 4.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 4.10, there are no liabilities of the Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for in the Most Recent Balance Sheet or the Closing Balance Sheet, as applicable, except for executory obligations under Material Contracts (as defined below) and immaterial contracts for the purchase of supplies or the sale of products incurred in the ordinary course of business. There are no commitments, contracts or undertakings covering the purchases of items of Inventory in excess of the Seller's normal operating requirements or covering the purchases of items of Equipment in excess of the current or anticipated requirements of the Seller.

         SECTION 4.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed on
Schedule 4.11, since December 31, 1998, there has not occurred:

         (a) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), financial condition, results of operations or business of the Seller not reflected in the Financials and that has resulted in or to the Seller's knowledge, may result in a loss to the Seller of more than $15,000;

         (b) Except for changes in delivery schedules and scope of work in the ordinary course of business consistent with past practices, any amendment or modification of any Material Contract (as defined below), or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof;

         (c) Except in the ordinary course of business consistent with past practices, any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any officer, director or employee of, or consultant to, the Seller;

         (d) Any transaction by the Seller, whether or not covered by the foregoing, not in the ordinary course of business;

         (e) Any alteration in the manner of keeping the books, accounts or records of the Seller, or in the accounting policies, practices or procedures therein reflected;

         (f) Any declaration or payment of any dividends or distributions by the Seller, any acquisition or redemption by the Seller of any of its equity securities or any loan by the Seller to any of its security holders;

         (g) Any loss or, to Seller's knowledge, threatened loss of a customer to whom sales in the previous 12 months exceeded $100,000;

         (h) Any damage or destruction to, or loss of, any assets or property owned, leased or used by the Seller (whether or not covered by insurance) in excess of $25,000; or

         (i) Any agreement to do any of the things described in the preceding subsections (a) - (h) of this Section 4.11.

         SECTION 4.12. PROGRESS PAYMENTS. The Company has not received any progress payments, milestone payments, advance payments, deposits or other similar payments from customers (collectively, "Progress Payments") with respect to the agreements in effect as of the date hereof and the Closing Balance Sheet will not reflect any Progress Payments.. All Progress Payment requests submitted by the Company have been in material compliance with the contractual terms and with applicable U.S. Government laws and regulations, including but not limited to, the FAR and related cost accounting standards.

         SECTION 4.13 REAL PROPERTY.

         (a) Schedule 4.13 sets forth a complete description of all of the real property (including material fixtures) which Seller owns, leases or subleases, has agreed (or has an option) to purchase, sell or lease on or after the date hereof, or may be obligated to purchase, sell or lease, and liens, security interests, claims, charges or other encumbrances thereon, and any title insurance or guaranty policies with respect thereto. The real property set forth in Schedule 2.2(a) constitutes all real property used in the conduct of the Business.

         (b) Except as set forth on Schedule 4.13, Seller has good and marketable title to, and owns free and clear of any lines, security interest, claims, charges or other encumbrances, all of the Real Property. Seller is not in violation of any applicable laws relating to such properties including, without limitation, laws related to zoning, city planning or similar matters.

         (c) Seller has valid and binding leases and subleases with respect to all real property listed as leased or subleased by it on Schedule 2.2(a). There are no developments affecting any of such properties pending or, to Seller's knowledge, threatened which might curtail in any material respect the present or future use of such property for the purpose for which it is used. Seller has not, nor, to Seller's knowledge, has any other party to such lease or sublease breached any material provision of or otherwise defaulted under, the terms of any such lease or sublease. Seller has furnished to Buyer an accurate and complete copy of each such lease or sublease as presently in effect.

         SECTION 4.14 LETTERS OF CREDIT, BONDS, ETC. (a) The Seller is not the beneficiary of any letters of credit, performance or other bonds, or any other financial instruments guaranteeing the payment or performance of any third party under any Contract, and (b) The Seller is not required to provide any letter of credit, performance or other bond, or any other financial instrument for the purpose of guaranteeing the Seller's payment or performance under any Contract.

         SECTION 4.15 CONSENTS AND APPROVALS. Except as provided in Schedule 4.15, neither the execution and delivery of this Agreement by the Seller or Jordan nor the consummation of the Transactions by the Seller and Jordan will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, the Seller's charter documents or bylaws, or any agreement, indenture or other instrument to which the Seller or Jordan is a party or by which any of the Seller's, or Jordan's properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Seller or Jordan. All consents, approvals and authorizations of, and declarations, filings and registrations with, and payments of all taxes, fees, fines, and penalties to, any governmental or regulatory authority or any other person (either governmental or private) required in connection with the execution and delivery by the Seller or Jordan of this Agreement or the consummation of the Transactions by the Seller and Jordan including, without limitation, the WARN Act, subject to Buyer and Ducommun not taking any action to trigger application of the WARN Act, have been obtained, made and satisfied.

         SECTION 4.16 ACCOUNTING PRINCIPLES, POLICIES AND PROCEDURES. Except as set forth on Schedule 4.16, since December 31, 1995, the Seller has not made any change to its accounting principles, policies or procedures. Schedule 4.16 sets forth a complete and correct description of each such change in accounting principles, policies and procedures, including, but not limited to, the date of such change, the reason for such change, a description of such change and the effect of such change on the financial results of the Seller as reflected in the Financials.

         SECTION 4.17 ENVIRONMENTAL MATTERS. Except as set forth in Schedule
4.17:

         (a) The Seller is, and at all times has been, in all material respects in full compliance with all applicable Environmental Protection Laws;

         (b) The Seller has obtained, and is in compliance with, all permits, licenses and other authorizations under applicable Environmental Protection Laws which are required in connection with its business and operations, all of which are in full force and effect;

         (c) No portion of the Real Property or, to the knowledge of Seller, any other property previously owned, leased, occupied or operated by the Seller (i) contains, or has been used in any manner at any previous time for the treatment, storage or disposal of any Regulated Substance except for temporary storage of Regulated Substances or use in compliance with Environmental Protection Laws;
(ii) contains underground tanks of any type, or any materials containing PCBs or any asbestos; or (iii) contains any surface or sub-surface conditions, that constitute, or that through the physical effects of the passage of time may constitute, a public or private nuisance;

         (d) There has been no contamination, whether of soil, groundwater or otherwise, on, in, under or about the Real Property or, to the knowledge of Seller, any other property previously owned, leased, occupied or operated by the Seller;

         (e) There has been no spill, discharge, disposal, leak, emission, injection, escape, dumping or release of any Regulated Substance on, in, under or about the Real Property, or, to the knowledge of Seller, any other property previously owned, leased, occupied or operated by the Seller;

         (f) No portion of the Real Property or any other property previously owned, leased, occupied or operated by the Seller has been designated, listed, or identified in any manner by the EPA, or any other federal, state, local or other governmental agency or instrumentality, or under and pursuant to any Environmental Protection Law as a hazardous waste or hazardous substance disposal or removal site, Superfund or clean-up site, or candidate for clean-up, investigation, removal or closure pursuant to any Environmental Protection Law;

         (g) The Seller has not received at any time during the two years prior to the Closing Date any summons, citation, notice, directive, letter or other written or electronic communication from the EPA or any other federal, state, local or other governmental agency or instrumentality, authorized pursuant to an Environmental Protection Law; and

         (h) The Seller has not received at any time any summons, citation, notice, directive, letter or other written or electronic communication of any potential claim or liability under any Environmental Protection Law, including, without limitation, any notification as a potentially responsible party with respect to any Superfund or other clean-up site.

         SECTION 4.18 INTANGIBLE PERSONAL PROPERTY.

         (a) Schedule 4.18 sets forth a complete and correct list of each Intangible Personal Property of the Seller.

         (b) Except as set forth on Schedule 4.18:

             (i) There have been no actions or other judicial or adversary proceedings involving the Seller concerning any item of Intangible Personal Property, no claim or other demand has been made to the Seller or Jordan by any Person relating to any item of Intangible Personal Property and, to the knowledge of the Seller, no such action, proceeding or claim is threatened;

             (ii) The Seller has the right and authority to use each item of Intangible Personal Property in connection with the conduct of its businesses in the manner presently conducted and to convey such right and authority, and, to Seller's knowledge, such use does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity; and

             (iii) There are no outstanding or, to the knowledge of the Seller, threatened disputes or disagreements with respect to any License.

         (c) To Seller's knowledge, the conduct by the Seller of its business, and the manufacture and sale by the Seller of its products, does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity.

         SECTION 4.19 LABOR AND EMPLOYMENT-RELATED AGREEMENTS.

         (a) Schedule 4.19 sets forth a complete and correct list of the following:

             (i) Each Employment-Related Agreement; and

             (ii) The name of each employee or agent of or consultant to the Seller to whom the Seller paid $50,000 or more during the fiscal year ended December 31, 1998 or whose current monthly compensation is at an annual rate of $50,000 or more.

         As used in this Section 4.19, the word "agreement" includes both oral and written contracts, understandings, arrangements and other agreements.

         (b) To Seller's knowledge, the Seller has complied in all material respects with, and there are no outstanding complaints under, all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of Taxes.

         (c) The Seller is not a party to or bound by any collective bargaining agreement. To the knowledge of Seller, no organizational effort is presently being made or is threatened with respect to employees of the Seller. No such organizational effort has been made within the three-year period prior to the date hereof.

         (d) No unfair labor practice complaint is pending against the Seller before the National Labor Relations Board or any federal, state or local agency, and no labor strike, grievance or other labor trouble affecting the Seller is pending or, to the knowledge of the Seller, is threatened.

         (e) No sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding has been made in writing, and to the knowledge of the Seller, no reasonable basis exists for any present or former employee of the Seller to bring any such allegation, claim, suit or proceeding.

         (f) All reasonably anticipated obligations of the Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of the Seller in respect of the services rendered by any of them on or prior to the date hereof have been paid or adequate accruals therefor have been made in the books and records of the Seller and in the Closing Balance Sheet to the extent required to be recorded under GAAP.

         (g) To the knowledge of the Seller, none of the top 15 most highly compensated employees of the Seller plans to terminate employment with the Buyer during the next 12 months.

         (h) The Seller has provided the Buyer with true and correct copies of all Employment-Related Agreements.

         SECTION 4.20 EMPLOYEE BENEFIT PLANS; ERISA. The only "employee welfare benefit plans" or "employee pension benefit plans" as defined by Section 3 of ERISA that are maintained by the Seller with respect to any of the employees of the Business are those disclosed in Schedule 4.20 attached hereto (which are collectively referred to as the "EMPLOYEE BENEFIT PLANS"). To Seller's knowledge, each of the Employee Benefit Plans intended to be qualified under
Section 401 of the Code is and always has been so qualified, and each trust established in connection with any Employee

Benefit Plan is intended to be exempt from federal income taxation under Section 501 of the Code is and always has been so exempt, and either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such determination letter with the IRS within the remedial amendment period. To the Seller's knowledge, nothing has occurred since the issuance of such letters which could result in a loss of any plan's qualified status.

         (a) Except as set forth in Schedule 4.20 attached hereto, to the knowledge of Seller:

             (i) None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person;

             (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Benefit Plan;

             (iii) each Employee Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Seller has performed all obligations required to be performed by it under, is not in any respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Benefit Plans;

             (iv) neither the Seller is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Benefit Plans;

             (v) with respect to each Employee Benefit Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
     Section 4062, 4063 or 4041 of ERISA has occurred; and

             (vi) the Seller does not currently maintain any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code.

         (b) No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Seller is threatened, against or with respect to any such Employee Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor. The Seller is neither a party to, nor has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

         (c) With respect to each Employee Benefit Plan, to Seller's knowledge, the Seller has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

         (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Seller to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

         (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Seller relating to, or change in participation or coverage under, any Employee Benefit Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Seller's financial statements.

         SECTION 4.21 MATERIAL CONTRACTS AND RELATIONSHIPS.

         (a) Schedule 4.21(a) sets forth a complete and correct list of the following:

             (i) All existing agreements (or groups of agreements with one or more related entities) between the Seller and any customer or supplier in excess of $15,000 and all agreements and blanket purchase orders extending beyond 12 months;

             (ii) All agreements that relate to the borrowing or lending by the Seller of any money or that create or continue any material claim or Lien against, or right of any third party with respect to, any material asset of the Seller;

             (iii) All agreements by which the Seller leases any real property, has the right to lease any real property or leases capital equipment and all other leases involving the Seller as lessee or lessor;

             (iv) All agreements to which the Seller is a party not in the ordinary course of business;

             (v) All agreements to which the Seller, on the one hand, and Jordan, any other owner of the equity of the Seller, or any of their Affiliates (Jordan, any other owner of the equity of the Seller, and their Affiliates being collectively referred to herein as "RELATED PARTIES"), on the other hand, are parties or by which they are bound;

             (vi) All contracts or commitments relating to commission arrangements with others;

             (vii) All Licenses, whether as licensor or licensee;

             (viii) All agreements between the Seller and its sales representatives, distributors and dealers;

             (ix) All agreements between the Seller and its customers relating to volume rebates or price reductions;

             (x) All other agreements to which the Seller is a party or by which it is bound and that involve $15,000 or more or that extend for a period of one year or more; and

             (xi) All other agreements to which the Seller is a party or by which it is bound and that are material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Seller.

As used in this Section 4.21, the word "agreement" includes both written and oral contracts, leases, understandings, arrangements and all other agreements. The term "MATERIAL CONTRACTS" means the agreements of the Seller required to be disclosed on Schedule 4.21(a), including agreements specifically identified in other Schedules.

         (b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms against the Seller and, to the Seller's knowledge, against the other party except for bankruptcy and similar laws affecting the enforcement of creditors' rights generally. There are no liabilities of Seller to any Material Contract arising from any breach or default of any provision thereof by Seller and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by Seller, and, to the knowledge of Seller, there are no liabilities of any third party to any Material Contract arising from any breach or default of any provision thereof by such third party, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by such third party..

         (c) Seller has fulfilled all material obligations required pursuant to each Material Contract to have been materially performed by the Seller prior to the date hereof, and the Seller has no reason to believe that the Seller will not be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

         (d) The Seller has not received written or electronic notice from any customer, supplier or agent of Seller indicating such customer, supplier or agent's intention to terminate or impair its business relationship with Seller. To the knowledge of Seller, the Seller has maintained and continues to maintain good relations with its customers, suppliers and agents, and Seller does not have knowledge of any event that would precipitate the impairment or termination of, or the failure to renew, or entitle any customer, supplier or agent to terminate, its business relationship with Seller.

         SECTION 4.22 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Seller nor any employee, agent or other person acting on the Seller's behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that would subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

         SECTION 4.23 TRANSACTIONS WITH RELATED PARTIES. Except as set forth on
Schedule 4.23, since January 1, 1997, (i) there have been no transactions by the Seller with any Related Party and (ii) there are no written agreements now in effect between the Seller and any Related Party. In addition, except as set forth on Schedule 4.23, none of the transactions with any Related Party that have occurred has provided to the Seller assets, income, financing or business on a basis significantly more or less favorable than that available from unaffiliated persons. Schedule 4.23 also
(i) states the amounts due from the Seller to any Related Party and the amounts due from any Related Party to the Seller, (ii) describes the transactions out of which such amounts due arose and (iii) describes any interest of the Seller or any Related Party in any supplier or customer of, or any other entity that has had business dealings with, the Seller. After the Closing, there will be no obligations or other liabilities between the Buyer, on the one hand, and the Seller or any Related Party, on the other hand, other than pursuant to this Agreement.

         SECTION 4.24 COMPLIANCE WITH LAWS. Since January 1, 1997, the operation, conduct and ownership of the property or business of the Seller are being, and at all times have been, conducted, in all material respects, in full compliance with all applicable federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances and all judgments and orders of any court, arbitrator or governmental authority applicable to it.

         SECTION 4.25 LITIGATION. Except as set forth on Schedule 4.25, there is, and since January 1, 1997 there has been, no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the knowledge of the Seller, threatened against or otherwise affecting the Seller, any of its assets or the Business, and the Seller is not aware of any fact that might reasonably be expected to form the basis for any such proceeding or investigation.

         SECTION 4.26 TAXES.

         Except as set forth on Schedule 4.26:

         (a) The Seller has timely filed all material Tax Returns required to have been filed by it for all taxable periods ending on or prior to the date hereof, and has paid or accrued all material Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the date hereof. The accrual for Taxes on the Most Recent Balance Sheet and the Closing Balance Sheet is sufficient for the payment of all material Taxes that were or are payable by the Seller. The Tax returns and reports filed are true and correct in all material respects.;

         (b) All amounts that are required to be collected or withheld by the Seller have been duly collected or withheld; all such amounts that are required to be remitted to any taxing authority have been duly remitted;

         (c) There are no Liens for Taxes due and payable upon any of the Acquired Assets;

         (d) None of the Assumed Liabilities is an obligation to make any payment that will be not deductible under Section 280G of the Code;

         (e) Since January 1, 1993, the Seller does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and the Seller has not engaged in a trade or business within any foreign country; and

         (f) The Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

         SECTION 4.27 INSURANCE. Schedule 4.27 sets forth a complete and correct list of all insurance policies and of all claims made by the Seller on any liability or other insurance policies during the past five years (other than workers' compensation claims). Schedule 4.27(a) is a complete and correct list of all insurance currently in place and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof. Schedule 4.27(b) is a complete and correct list of all insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates thereof. Except as set forth on Schedule 4.27(c), no notice or other communication has been received by the Seller from any insurance company within the three years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the knowledge of the Seller, no such cancellation, amendment or increase of premiums is threatened.

         SECTION 4.28 NO POWERS OF ATTORNEY OR SURETYSHIPS. Except as set forth on Schedule 4.28, (i) the Seller has not granted any general or special powers of attorney and (ii) the Seller does not have any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

         SECTION 4.29 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from the Seller in respect of this Agreement or the Transactions other than Goldsmith, Agio, Helms and Company ("GAHC"). No fees and expenses owed to GAHC shall be accrued on the Closing Balance Sheet or paid by Ducommun or the Buyer.

         SECTION 4.30 PRODUCT WARRANTY AND LIABILITY. Each product designed, manufactured, sold or leased by the Seller and all services performed by the Seller have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no liability and, to Seller's knowledge, there is no basis for any present or future action, suit or proceeding giving rise to any liability, of replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Most Recent Balance Sheet and the Closing Balance Sheet. The Seller does not have any liability, and, to Seller's knowledge, there is no reasonable basis for any present or future action, suit or proceeding giving rise to any liability, arising out of any injury to persons or property as a result of any products designed, manufactured, sold or leased by the Seller or any services performed by the Seller. The Seller has not received any written notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of the Seller are or were defective in any way.

         SECTION 4.31 BANKING FACILITIES. Schedule 4.31 sets forth a complete and correct list of:

         (a) The name and address of each bank, savings and loan, brokerage firm or similar financial institution in which the Seller has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and

         (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

         SECTION 4.32 YEAR 2000 ISSUES.

         Except as disclosed in Schedule 4.33, all date-related output, calculations or results before, during or after the calendar year 2000 that are produced or used by any hardware, software, firmware or facilities systems ("COMPUTER SYSTEMS") owned or used by the Seller are Year 2000 Compliant. For purposes of this section, "YEAR 2000 COMPLIANT" means:

         (a) all dates receivable by the Computer Systems, as well as calculations, output and results will (i) include a consistent-length century indicator of at least two base ten digits, and (ii) have date elements in interfaces and data storage that will permit specifying the century to eliminate date ambiguity;

         (b) when any date data is represented without a century, either in an interface or in data storage, the correct century will be unambiguous for all manipulations involving that data;

         (c) data calculations involving either a single century or multiple centuries will neither (i) cause an abnormal ending or operation nor (ii) generate incorrect results or results inconsistent with output or results from any other century;

         (d) when sorting by date, all records will be sorted in accurate chronological sequence; and when the date is used as a key, records will be read and written in accurate chronological sequence; and

         (e) leap years will be determined by the following standard: (i) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (ii) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

         SECTION 4.33 STANDARDS AND CERTIFICATIONS. The products designed, manufactured, sold and leased by the Seller, and the manufacturing processes of the Seller, meet and have received, all necessary customer approvals and certifications of all standards established by relevant standard-setting organizations and all certifications from relevant safety and standards testing and certifying organizations.

         SECTION 4.34 DISCLOSURE. The written information provided by the Seller or Jordan in connection with this Agreement, including, without limitation, the exhibits and schedules hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not materially false or misleading. Copies of all documents heretofore or hereafter delivered or made available by the Seller or Jordan to Ducommun or the Buyer pursuant hereto were or will be complete and accurate records of such documents.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF DUCOMMUN

         Ducommun hereby represents and warrants to the Seller and Jordan that:

         SECTION 5.1 ORGANIZATION AND CORPORATE AUTHORITY. Ducommun and Buyer are corporations duly organized, validly existing and in good standing under the laws of their respective state of incorporation. Ducommun and Buyer have all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. Other than the consent and approval of Ducommun's Board of Directors, which will be obtained prior to the Closing, all necessary action, corporate or otherwise, required to have been taken by or on behalf of Ducommun or Buyer by applicable law, its charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of the Buyer of this Agreement and (ii) the performance by the Buyer of its obligations under this Agreement and the consummation of the Transactions has been taken. Subject to the foregoing, this Agreement and all agreements and instruments herein contemplated to be executed by Ducommun and the Buyer are valid and binding agreements of Ducommun and the Buyer, enforceable against each of them in accordance with their respective terms.

         SECTION 5.2 CONSENTS AND APPROVALS. Other than the approval and consent of Ducommun's Board of Directors which will be obtained prior to the Closing, neither the execution and delivery of this Agreement nor the consummation of the Transactions will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by any agreement, indenture or other instrument to which Ducommun or the Buyer is a party or by which any of its property is bound, its charter documents, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Ducommun or the Buyer. Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority or any other Person (either governmental or private) required in connection with the execution and delivery by Ducommun or the Buyer of this Agreement or the consummation of the Transactions have been obtained, made and satisfied, except for any filings required to be made after the date hereof pursuant to the Securities Exchange Act of 1934, as amended, the regulations promulgated thereunder (the "EXCHANGE ACT") or the rules and regulations of any stock exchange on which Ducommun's securities are listed.

         SECTION 5.3 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Ducommun or the Buyer in respect of this Agreement or the Transactions.

         SECTION 5.4 SUFFICIENT FUNDS. Ducommun has or will have, and will cause Buyer at Closing to have, funds sufficient to satisfy the sum due at Closing, such funds to be provided from Ducommun's cash on hand or its revolving credit facility with Bank of America NT & SA.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         SECTION 6.1 CONDUCT OF BUSINESS. Except as Ducommun may otherwise consent in writing, from the date hereof through the Closing Date, the Seller shall and Jordan shall cause Seller to:

         (a) use its commercially reasonable best efforts to pay, on or prior to the Closing, all debt and other liabilities of the Seller, except accounts payable and accrued expenses incurred in the ordinary course of business included among the Assumed Liabilities and to be reflected on the Closing Balance Sheet to the extent necessary to consummate the Transactions;

         (b) operate the Business only in the usual, regular and ordinary course and in accordance with past practice and, to the extent consistent with such operation, use its good faith efforts to: (i) preserve the Business' present business organization intact; (ii) keep available the services of the employees of the Seller; (iii) preserve all material business relationships with customers, suppliers, and others having business dealings with the Seller; (iv) keep all of the Acquired Assets in good working order and repair, ordinary wear and tear excepted; and (v) maintain in full force and effect all of the existing casualty, liability, and other insurance of the Business through the Closing Date in amounts not less than those in effect on the date hereof;

         (c) maintain the Books and Records and accounts of the Business in the usual, regular and ordinary manner and on a basis consistent with past practices; and

         (d) give to Ducommun, the Buyer and their counsel, accountants and other representatives, upon reasonable notice, and with a representative of the Seller present, reasonable access during normal business hours to all of the Acquired Assets and the personnel, books, tax returns, contracts, commitments and other records of the Seller related thereto, including in the areas of detailed financial testing, human resources, taxes and environmental, and furnish to Ducommun, the Buyer and such representatives all such additional documents, financial information and information with respect to the Business, the Acquired Assets and the Assumed Liabilities as Ducommun or the Buyer may reasonably request.

         In addition to the foregoing, the Seller shall not, without the prior written consent of Ducommun, (i) materially amend, modify or terminate any Material Contract, lease or agreement of the Seller or relating to the Business or the Acquired Assets, (iii) make any increase in, or any commitment to increase, the compensation or benefits payable to any employee of the Seller,
(iii) enter any lease, or make any commitment to enter any lease or to purchase any Equipment.

         SECTION 6.2 FURTHER ASSURANCES. At the Closing, the Seller, at the request of the Buyer or Ducommun, or the Buyer, at the request of the Seller, shall promptly execute and deliver all such further assignments, bills of sale, endorsements, and other documents, in form and substance reasonably satisfactory to the other party and its counsel, as such party may reasonably request in order to (a) vest in the Buyer title to and possession of the Acquired Assets,
(b) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to the Buyer of the Acquired Assets and (c) otherwise carry out or evidence the terms of this Agreement. At or after the Closing, the Seller shall promptly deliver to the Buyer and the Buyer shall promptly deliver to the Seller the original of any mail or other communication received by it after the Closing Date pertaining to or belonging to the other and any moneys, checks or other instruments of payment to which the other is entitled.

         SECTION 6.3 EMPLOYEES; BENEFIT PLANS; MULTIEMPLOYER PLANS.

         (a) As of the date of this Agreement, Ducommun presently intends to operate the Business at the Real Property and to offer employment to all employees employed by the Seller immediately prior to the Closing Date (the "CONTINUING EMPLOYEES") at a comparable rate of pay or salary existing immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Agreement shall limit in any way the right of the Buyer or Ducommun to move any such operations or change such rate of pay or salary, or to terminate the employment of such Continuing Employees after the Closing Date.

         (b) Subject to Section 6.3(d), below, the Seller shall be responsible for all obligations and liabilities of the Seller with respect to the Continuing Employees and former employees of the Seller prior to the Closing Date, including all such obligations of the Seller for salaries, vacation and holiday pay, severance payments, bonuses, retirement benefits, welfare benefits and other forms of compensation, benefits or other payments or liabilities of the Seller arising under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985; provided, however, that the Buyer agrees to assume and continue without interruption or reduction all vacation time and holiday pay and sick pay to the extent accrued on the Closing Balance Sheet. No assets or liabilities of any Employment-Related Agreement of the Seller shall be transferred to any employee benefit plan established or maintained by the Buyer, and the Buyer does not agree to adopt or assume any obligations under such Employment-Related Agreements or to contribute to such Employment-Related Agreements or to adopt or provide benefits similar to such Employment-Related Agreements.

         (c) Payroll withholding and tax reporting with respect to Continuing Employees will be terminated as of the Closing Date and the Seller will pay over to federal, state and local governments, in accordance with applicable law, all amounts withheld on or before the Closing Date. The Seller also agrees to issue, at Seller's expense, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in Section 6.3(a), the Buyer shall be responsible for all payroll responsibilities resulting from operations of the Buyer after the Closing Date.

         (d) The Seller shall assign, and the Buyer shall assume, the Seller's self-funded medical, dental and short-term disability plans (collectively the "Self-Funded Plans"), the Employees' Beneficiary Association Trust of Parsons Precision Products, Inc. ("VEBA") related thereto, and the Seller's Blue Cross Blue Shield of Kansas Comprehensive Major Medical contract. The Buyer and the Seller shall take all such actions as may be necessary or appropriate to effectuate same. The Seller shall be responsible for any and all claims incurred with respect to the Self-Funded plans prior to the Closing Date including claims which are incurred but not reported prior to the Closing Date. The Buyer shall assume and be responsible for group health plan continuation coverage pursuant to Section 4980B of the Code ("COBRA") with respect to the Self-Funded Plans for any existing COBRA beneficiary who incurred a qualifying event (as described in Section 4980B(3) of the Code) and elected COBRA coverage pursuant to Section 4980B(5) on or before the Closing Date and any covered employee, or associated qualified beneficiary, whose last employment was in connection with the purchased assets and who was a participant in the Self-Funded Plans on or before the Closing Date, who incurs a qualifying event and who elects COBRA coverage pursuant to Section 4980B(5) of the Code. The Closing Balance Sheet shall include as an accrual $174,000, which is a reasonable estimate of the amount of the Seller's liabilities, costs and expenses, whether invoiced before or after the Closing (collectively, the "Tail Liabilities"), arising from (i) claims incurred, whether or not reported on or before the Closing Date, and (ii) any person eligible for benefits under the Short-Term Disability Plan on or before the Closing Date. Within six (6) months after the Closing, the Buyer shall provide the Seller with an accounting of the Tail Liabilities and (i) if the Tail Liabilities exceed the amount accrued therefor on the Closing Balance Sheet, the Seller and Jordan shall promptly pay to the Buyer such excess amount, and (ii) if the Tail Liabilities are less than the amount accrued therefor on the Closing Balance Sheet, the Buyer shall promptly pay to the Seller and Jordan such excess amount. Buyer agrees to pay to Seller or to give Seller a credit in the amount of any reimbursement received by Buyer under the Blue Cross Blue Shield of Kansas Comprehensive Major Medical Contract to the extent such reimbursement is related to claims incurred, whether or not reported, on or before the Closing Date, and to the extent such reimbursements have not otherwise been accounted for in determining the $174,000 accrual for Tail Liabilities.

         (e) With respect to the Jordan Industries, Inc. 401(k) Savings Plan, there shall be no trustee to trustee transfer pursuant to Section 414(l) of the Code with respect to the transactions described herein. The Seller shall treat the transactions described herein as a disposition of assets pursuant to Section 401(k)(10) of the Code and shall make distributions to plan participants in accordance with same.

         (f) The Seller shall terminate or cause to be terminated the Parsons Precision Products, Inc. Section 125 Plan prior to the Closing Date, or promptly thereafter, without in any case any liability to Buyer or Ducommun. .

         SECTION 6.4 NOTICE OF SALE. In the event any Contract does not require the consent of the other party for the performance of any of the transactions covered thereby, the Seller and the Buyer will cooperate with each other in giving prompt notice to the other party to any such Contract to the effect that the Contract has been assigned to the Buyer.

         SECTION 6.5 UNDERTAKINGS. The Seller and the Buyer each agree to use their good faith efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit such transactions to take place on the Closing Date. The Buyer and the Seller, will cooperate with one another in connection with their efforts to satisfy the closing conditions set forth in
Article VII hereof.

         SECTION 6.6 BOOKS AND RECORDS. For a period of five years from the Closing Date, the parties agree to allow the other party's representatives, attorneys, and accountants, at the such other party's own expense, access to the books and records of the Business upon reasonable request and during normal business hours for the purpose of examination and copying to the extent reasonably required in connection with any tax procedure, any obligation or duty hereunder, or compliance with any other legal duty or obligation.

         SECTION 6.7 NO SOLICITATION. Prior to Closing or termination of this Agreement pursuant to Section 10.1 of this Agreement, neither the Seller, Jordan nor any of the Seller's other officers, directors, shareholders, employees, representatives or agents will initiate, solicit or encourage, directly or indirectly any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the shareholders of the Seller) with respect to the acquisition of the Business, the stock of Seller or substantially all of the Acquired Assets, or a merger of or consolidation with or into Seller.

         SECTION 6.8 AMENDMENT TO THE SELLER'S ARTICLES OF INCORPORATION. No later than the business day following the Closing Date, the Seller shall file, with the Kansas Secretary of State, an amendment to its Articles of Incorporation to change the name of the Seller from Parsons Precision Products, Inc. to another name in order to permit the Buyer to amend its Articles of Incorporation to change the name of the Buyer to "Parsons Precision Products", any derivation thereof, or such other name as the Buyer may choose. Each of the Seller and Jordan further agrees to cooperate with the Buyer and to take such actions as the Buyer may reasonably request, to permit the Buyer to use the name "Parson Precision Products" or any derivation thereof, including without limitation, assignment to the Buyer of the trademark "Parson Precision Products".

         SECTION 6.9 FINANCIAL STATEMENTS. As promptly as practical following the date hereof, but in no event later than November 5, 1999, Seller shall cause its independent outside accountants, Ernst & Young, to deliver to Ducommun audited financial statements of Seller for the year ended December 31, 1998, including an unqualified opinion with respect thereto and such other financial statements as Ducommun may reasonably request (collectively, the "AUDITED FINANCIALS"), all in accordance with GAAP and with the rules, regulations and interpretations of the Securities and Exchange Commission such that Ducommun may properly include such Audited financials in its filings pursuant to the Securities Exchange Act of 1934.

         SECTION 6.10 HART-SCOTT-RODINO FILING. The parties shall, within one business day following the execution of this Agreement, file Notification and Report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the transactions contemplated herein, shall file requests for early termination and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division for additional information or documentation. Each party shall furnish the other with copies of all documents so filed by it. Ducommun and Jordan agree to share equally the applicable filing fee.

         SECTION 6.11 REAL PROPERTY. As promptly as practical following the date hereof, but in no event later than November 5, 1999, Seller shall cause to be delivered to Ducommun a copy of the grant deed and the preliminary report of the ALTA title insurance policy relating to the Real Property.

         SECTION 6.12 TAX.

         (a) Tax Cooperation. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other as reasonably requested in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Business or the Acquired Assets. Without limiting the generality of the foregoing, the parties will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date. Any information obtained pursuant to this Section 6.12(a) relating to Taxes shall be kept confidential by the other party.

         (b) Clearance Certificates. On or prior to the Closing Date, Seller will provide Buyer, at Buyer's request, with all clearance certificates or similar documents that may be required by any state, local or other taxing authority in order to relieve Buyer of any obligation to withhold or escrow any portion of the Purchase Price.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1 CONDITIONS TO THE OBLIGATIONS OF DUCOMMUN AND THE BUYER TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of Ducommun and the Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Ducommun or the Buyer:

         (a) the representations and warranties of each of the Seller and Jordan contained in this Agreement shall be true and correct on the Closing Date with the same effect as if they were made on and as of the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true on and as of such date; provided, however, that Seller and Jordan may deliver amended and revised Schedules (the "Revised Schedules") no less than three business days prior to the Closing Date, in which case, after review of such Revised Schedules, the Buyer may determine in its sole discretion whether to consummate the transactions contemplated hereby or to terminate this Agreement and, provided, further, that if Buyer, after reviewing such Revised Schedules, shall have determined to consummate the transactions contemplated hereby, the Revised Schedules shall be deemed substitutes for all purposes in place of the Schedules delivered as of the date hereof;

         (b) each of the Seller and Jordan shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith required to be performed and complied with by it or him on or before the Closing Date;

         (c) the Buyer and Ducommun shall have received a certificate from each of the Seller and Jordan executed by a duly authorized officer of the Seller and Jordan, as applicable, dated the Closing Date, certifying that the conditions specified in Sections 7.1(a) and (b) have been satisfied;

         (d) all necessary consents to the assignment of all Leases and Contracts requiring the consent of the other party thereto shall have been obtained pursuant to written instruments satisfactory to the Buyer, unless otherwise waived by Buyer;

         (e) Ducommun shall be satisfied in its sole discretion with the result of its due diligence investigation of Seller and the Business;

         (f) the Board of Directors of Ducommun shall have authorized and approved the execution of this Agreement; and

         (g) Ducommun shall be satisfied in its sole discretion with the contents of the ALTA title insurance policy relating to the Real Property.

         7.2. CONDITIONS TO THE OBLIGATIONS OF THE SELLER TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Seller:

         (a) the representations and warranties of Ducommun contained in this Agreement shall be true and correct on the Closing Date with the same effect as if they were made on and as of the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true on and as of such date;

         (b) Ducommun and the Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith, required to be performed and complied with by them on or before the Closing Date; and

         (c) the Seller shall have received a certificate executed by a duly authorized officer of each of Ducommun and the Buyer, dated the Closing Date, certifying that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

         7.3. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. No statute, rule or regulation shall have been enacted or promulgated and no permanent injunction or preliminary injunction or other order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction in any proceeding or action, which enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby, and the parties shall have received notification either from the U.S. Department of Justice or the Federal Trade Commission to the effect that the applicable waiting period under the HSR Act shall have expired or been terminated without further action by either agency.

                                  ARTICLE VIII

                      CERTAIN AGREEMENTS AND UNDERSTANDINGS

         SECTION 8.1 AGREEMENT NOT TO COMPETE.

         (a) As additional consideration for the payments made or to be made by the Buyer under Sections 3.1 and 3.2, from the Closing Date to and including the third anniversary of the Closing Date, the Seller and Jordan hereby agree that neither the Seller nor Jordan shall, for any reason, directly, engage or have a financial interest in any business that competes with the Business as presently conducted (as described on Schedule 8.1), nor shall, directly, have any financial interest in, own, manage, operate, control, be a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly-held corporation), any business that shall compete with the Businesses as presently conducted (as described on Schedule 8.1) in any county or any other political subdivision of any state of the United States of America or of any other country in the world where the Seller conducted any business at any time during the two (2) year period preceding the date hereof. All of the parties agree that the duration and area for which the covenant not to compete set forth in this Section 8.1 is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this Section 8.1, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for any other country in the world where this covenant is intended to be effective.

         (b) The parties agree that damages would be an inadequate remedy for the Buyer in the event of a breach or threatened breach of this Agreement and thus, in any such event, the Buyer may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting the Seller and/or Jordan from violating this Agreement.

         SECTION 8.2 RISK OF LOSS. The risk of loss or damage by fire or other casualty or cause to the Acquired Assets until the Closing shall be upon the Seller. In the event of loss or damage prior to the Closing in excess of $15,000, the Seller shall promptly notify Ducommun and the Buyer in writing of such event describing with such particularity as is possible the extent of such loss or damage and the extent to which such loss or damage may be covered by any insurance policy of the Seller. Within ten (10) days after receipt of written notice from the Seller of such loss or damage, Ducommun or the Buyer shall, at their option, either (a) have the Seller assign to the Buyer at the Closing all insurance proceeds to which the Seller would be entitled as a result of such loss or damage or (b) terminate this Agreement; provided that Ducommun or the Buyer shall have no right of termination pursuant to this Section 8.2 if the Seller promptly replaces the lost or damaged asset with a substantially similar asset or repairs the damaged asset substantially to its previous condition.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.1 INDEMNIFICATION BY THE SELLER AND JORDAN. Each of the Seller and Jordan shall, jointly and severally, indemnify and hold harmless the Buyer and Ducommun and each of their Affiliates, directors, officers, employees, attorneys, agents and representatives (collectively, the "AFFILIATED PARTIES") in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, settlement costs and any attorneys', accountants', investment bankers' and consultants' fees and other expenses) reasonably incurred by the Buyer or Ducommun or their respective Affiliated Parties, in connection with or related to each and all of the following:

         (a) any breach of any representation or warranty made by the Seller or the Jordan in this Agreement or pursuant hereto;

         (b) any misrepresentation contained in any written statement or certificate furnished by the Seller or the Jordan pursuant to this Agreement or in connection with the Transactions;

         (c) any breach of any covenant, agreement or obligation of the Seller or the Jordan contained in this Agreement or any other instrument contemplated by this Agreement;

         (d)(i) Any violation by the Seller of any Environmental Protection Laws (as amended or supplemented from time to time up to the Closing Date) on or prior to the Closing Date, (ii) any liabilities arising under Environmental Protection Laws (as amended or supplemented from time to time up to the Closing
Date) as a result of the conduct of the Business on or prior to the Closing Date, (iii) any contamination of soil, groundwater or other environmental media by or with any Regulated Substance on, in or under the Real Property or, as a result of the operation of the Seller's business, about the Real Property existing on or prior to the Closing Date; and (iv) any matters described in
Section 4.17 or Schedule 4.17, whether or not the Seller had knowledge of such matters;

         (e) any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether a contractual, Tax or any other type of liability or obligation or claim) of Jordan or Seller, whether or not with respect to the operation of the Business by the Seller on or prior to the Closing Date, not specifically assumed by the Buyer pursuant to this Agreement;

         (f) the failure of the Seller to qualify for an exemption from, and obtain, the protections afforded by compliance with the notification requirements of, the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the Transactions; and

         (g) any liability to or asserted by any employee or former employee of the Seller or beneficiary of any of them arising under the provisions of (i) the Consolidated Omnibus Budget Reconsolidation Act of 1985, as amended, with respect to any qualifying event (as defined in Section 4980B of the Code) occurring through the Closing Date or (ii) any Employment-Related Agreement.

         SECTION 9.2 INDEMNIFICATION BY THE BUYER. Each of the Buyer and Ducommun shall indemnify and hold harmless each of the Seller and Jordan in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys', accountants', investment bankers' and consultants' fees and other expenses) reasonably incurred by the Seller or Jordan, in connection with or related to each and all of the following:

         (a) any breach of any representation or warranty made by Ducommun in this Agreement or pursuant hereto; or

         (b) any misrepresentation contained in any written statement or certificate furnished by the Buyer or Ducommun pursuant to this Agreement or in connection with the Transactions;

         (c) any breach of any covenant, agreement or obligation of the Buyer or Ducommun contained in this Agreement or any other instrument contemplated by this Agreement; or

         (d) any of the Assumed Liabilities.

         SECTION 9.3 INDEMNIFICATION BY THE SELLER FOR TAX LIABILITIES. In addition to, and not by way of limitation on, the indemnities set forth in Sections 9.1 and 9.4, the Seller and Jordan shall jointly and severally indemnify and hold harmless on an after-tax basis the Buyer and Ducommun against all Taxes of the Seller for all taxable periods (or parts thereof) ending on or before the Closing Date, or otherwise attributable to the operations, transactions, assets, or income of the Seller or its predecessors prior to the Closing Date, and any Taxes described in Section 3.4, together with any expenses (including, without limitation, settlement costs and any attorneys', accountants' and consultants' fees and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes. The Seller's and Jordan's obligations to indemnify the Buyer and Ducommun pursuant to this
Section 9.3 shall continue until 90 days after all applicable statutes of limitations have expired.

         SECTION 9.4 INDEMNIFICATION FOR PRODUCT LIABILITY AND TORT CLAIMS. In addition to, and not by way of limitation on, the indemnities set forth in Sections 9.1 and 9.3, the Seller and Jordan shall jointly and severally indemnify and hold harmless the Buyer and Ducommun and each of their Affiliated Parties in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, settlement costs and any attorneys', accountants' and consultants' fees and other expenses) reasonably incurred by the Buyer or Ducommun or their respective Affiliated Parties in connection with, or resulting from, any Product Liability Claim. As used herein, any "PRODUCT LIABILITY CLAIM" shall mean any accident, incident or occurrence caused (in whole or in part) or contributed to, or alleged to have been caused (in whole or in part) or contributed to, by any products designed, manufactured, sold or leased by the Seller or any services performed by the Seller prior to the Closing Date. The Seller's and Jordans' obligations to indemnify the Buyer and Ducommun pursuant to this Section 9.4 shall continue until 90 days after all applicable statutes of limitations have expired.

         SECTION 9.5 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "INDEMNIFIED PARTY") shall promptly notify the party obligated to provide indemnification (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not materially prejudiced the indemnifying party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

                  SECTION 9.6 DEFENSED CLAIMS. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if
(a) the indemnifying party acknowledges to the indemnified party in writing, within fifteen (15) days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, that the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

         SECTION 9.7 INTEREST. Any amount of money owed by an indemnifying party to an indemnified party hereunder shall be paid with interest, at an annual rate equal to the Prime Rate then in effect, from the date that the loss or damage was sustained or cash disbursement made by the indemnified party until such amount is paid by the indemnifying party.

         SECTION 9.8 MANNER OF INDEMNIFICATION. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

         SECTION 9.9 LIMITATIONS ON INDEMNIFICATION.

         (a) No claim, demand, suit or cause of action shall be brought against an indemnifying party by an indemnified party under Sections 9.1(a) and (b) or
Section 9.2(a) and (b) unless and until the aggregate amount of claims by such indemnified party exceeds $220,000 (the "Threshold"), in which case the indemnified party shall be entitled to indemnification from the indemnifying party for the full amount of claims, including any amounts which constituted the Threshold; provided, however, that the Threshold shall not apply to indemnification arising from, or related to Section 4.26 (Taxes), Section 4.30 (Product Liability and Tort Claims), Section 4.17 (Environmental Issues),
 .Sections 9.1 (c)-(g), Section 9.3 and Section 9.4 .

         (b) The obligations of Seller and Jordan to indemnify Ducommun and Buyer and each of their Affiliated Parties pursuant to Sections 9.1 (a) and (b) hereof shall survive (i) for twenty-four months from the date of Closing, except as otherwise specifically described herein, (ii) until 90 days following expiration of the applicable statute of limitations with respect to breaches of the representations and warranties contained in Section 4.6 (Ownership), Section
4.26 (Taxes) , and Section 4.30 (Product Liability) or pursuant to Sections 9.1(c), (e)-(g), or Section 9.3, or Section 9.4, and (iii) seven years from the date of Closing with respect to breaches of the representations and warranties contained in Section 4.17(Environmental Matters) or as a result of Section 9.1(d).

         (c) The obligations of Buyer and Ducommun to indemnify Seller and Jordan (i) pursuant to Sections 9.2(a) and (b) hereof shall survive for twenty-four months from the date of Closing and (ii) pursuant to Sections 9.2(c)-(d) hereof shall survive until 90 days following expiration of the applicable statue of limitations.

         (d) Notwithstanding the provisions of Sections 9.3, 9.4 or 9.9(a), (b) or (c) an indemnifying party's obligations shall continue (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such specified anniversary dates and identified as a claim for indemnification pursuant to this Agreement and (ii) as to any matter that is based upon fraud by the indemnifying party, until such time as such claims and matters are resolved.

         (e) In no event shall the liability of any party for indemnification pursuant to this Article 9 exceed the Purchase Price.

                                    ARTICLE X

                                   TERMINATION

         SECTION 10.1 TERMINATION. This Agreement and the Transactions contemplated herein may be terminated at any time prior to the Closing by the Seller and Jordan, on the one hand, or Ducommun or the Buyer, on the other, as the case may be, providing written notice or termination to the other party:

         (a) by mutual agreement between the Seller, on the one hand, and Ducommun, on the other hand;

         (b) by Ducommun or the Buyer, if any one or more of the conditions set forth in Sections 7.1 or 7.3 hereof are not satisfied on or as of the Closing Date;

         (c) by the Seller or Jordan, if any one or more of the conditions set forth in Sections 7.2 or 7.3 hereof are not satisfied on or as of the Closing Date;

         (d) by Ducommun or the Buyer, if either the Seller or Jordan is in material breach of any material agreement or covenant contained in this Agreement;

         (e) by the Seller, if Ducommun or the Buyer is in material breach of any material agreement or covenant contained in this Agreement; or

         (f) by either party if the Closing shall not have occurred on or prior to November 30, 1999;

         provided, that the party seeking to terminate this Agreement under this
Section 10.1 not be in default under this Agreement. Upon termination of this Agreement, this Agreement shall be deemed null, void, and of no further force and effect and the Buyer and Ducommun will promptly return all confidential documents and other written information (and all copies thereof) relating to Seller or Jordan and received from the Seller or Jordan. For purposes hereof, "confidential" shall mean any documents or information which is not generally known to the public or within the Seller's industry.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon actual receipt if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Buyer or Ducommun:        c/o Ducommun Incorporated
                                    111 West Ocean Blvd.
                                    Suite 900
                                    Long Beach, California  90801
                                    Facsimile No.:  (562) 624-0789
                                    Attention:  Chief Financial Officer

With a concurrent copy to:          Gibson, Dunn & Crutcher, LLP
                                    Jamboree Center
                                    4 Park Plaza
                                    Irvine, California  92614
                                    Facsimile No.:  (949) 451-4220
                                    Attention:  Leonard J. McGill, Esq.

If to the Seller or Jordan:         Jordan Industries, Inc.
                                    ArborLake Centre
                                    1751 Lake-Cook Road
                                    Suite 550
                                    Deerfield, Illinois 60015
                                    Facsimile No.:  (847) 945-5591
                                    Attention:  Thomas H. Quinn

With a concurrent copy to:          Sonnenschein, Nath & Rosenthal
                                    4520 Main Street
                                    Suite 1100
                                    Kansas City, Missouri 6411
                                    Facsimile No.:  (816) 531-7545
                                    Attention:  Steven L. Rist, Esq.

         SECTION 11.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties, except that Ducommun and the Buyer may assign to Bank of America NT&SA the representations, warranties and indemnities made by the Seller or Jordan hereunder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         SECTION 11.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of California.

         SECTION 11.4 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         SECTION 11.5 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings, including the terms of any consents that may be executed in connection herewith.

         SECTION 11.6 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

         SECTION 11.7 DUE DILIGENCE INVESTIGATION; KNOWLEDGE. All representations and warranties contained herein that are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. Without limiting the foregoing sentence, when any fact is stated to be to the "knowledge of the Seller," such reference shall mean that one or more of the officers of Jordan, or one or more of the following officers or employees of the Seller know or should have known of the existence or non-existence of such fact based upon a reasonable investigation and inquiry of the employees, accountants and attorneys of the Seller: Phil Stevens, Mike Coltrane, John Kelley, Ed Bergfield, Ed Sims, Teressa Steeby and Brian Williams. The representations, warranties and covenants of the Seller and Jordan shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any of the Buyer, Ducommun or their respective representatives.

         SECTION 11.8 EXPENSES. Except as otherwise expressly provided elsewhere in this Agreement, each party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

         SECTION 11.9 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

         SECTION 11.10 ATTORNEYS' FEES AND COSTS. Should any party institute any action or proceeding in any court or arbitration proceeding to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

         SECTION 11.11 FURTHER ASSURANCES. Each party shall execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the Transactions.

         SECTION 11.12 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

         (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.

         (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

         SECTION 11.13 ARBITRATION.

         (a) Except as otherwise provided in Sections 3.2 or 3.3, any controversy, dispute or claim arising under this Agreement shall be settled by arbitration conducted in Los Angeles, California in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

         (b) In respect of any action, suit or other proceeding relating to the enforcement of the award rendered by the arbitrator pursuant to this Section 11.13, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the County of Los Angeles, State of California. EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.13.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                                            DUCOMMUN


                                            DUCOMMUN INCORPORATED, a Delaware
                                            corporation

                                            By:
                                                --------------------------------
                                            Name:  James S. Heiser
                                            Title: Secretary


                                            BUYER


                                            DUCOMMUN ACQUISITION CORPORATION,
                                            a Delaware corporation

                                            By:
                                                --------------------------------
                                            Name:  James S. Heiser
                                            Title: Vice President/Secretary


                                            JORDAN

                                            JORDAN INDUSTRIES, INC., an Illinois
                                            corporation

                                            By:
                                                --------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------


                                            SELLER

                                            PARSONS PRECISION PRODUCTS, INC.,
                                            a Kansas corporation

                                            By:
                                                --------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------